SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d)
AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. ______)*

Zymergen Inc.
(Name of Issuer)

Common Stock, $0.001 par value per share
(Title of Class of Securities)

98985X100
(CUSIP Number)

December 31, 2021
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Exhibit Index on Page 21

CUSIP #98985X100	Page 2 of 27

1	NAME OF REPORTING PERSONS True Ventures IV, L.P. (“TV IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,659,857 shares, except that True Venture Partners IV, L.L.C. (“TVP IV”), the general partner of TV IV, may be deemed to have sole power to vote these shares, and Philip D. Black (“Black”) and Jon Callaghan (“Callaghan”), the managing members of TVP IV, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
2,659,857 shares, except that TVP IV, the general partner of TV IV, may be deemed to have sole power to dispose of these shares, and Black and Callaghan, the managing members of TVP IV, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	2,659,857
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	2.6%
12	TYPE OF REPORTING PERSON	PN

CUSIP #98985X100	Page 3 of 27

1	NAME OF REPORTING PERSONS True Ventures IV-A, L.P. (“TV IV-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
364,929 shares, except that TVP IV, the general partner of TV IV-A, may be deemed to have sole power to vote these shares, and Black and Callaghan, the managing members of TVP IV, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
364,929 shares, except that TVP IV, the general partner of TV IV-A, may be deemed to have sole power to dispose of these shares, and Black and Callaghan, the managing members of TVP IV, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	364,929
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.4%
12	TYPE OF REPORTING PERSON	PN

CUSIP #98985X100	Page 4 of 27

1	NAME OF REPORTING PERSONS True Venture Partners IV, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,024,786 shares, of which 2,659,857 are directly owned by TV IV and 364,929 are directly owned by TV IV-A. TVP IV, the general partner of TV IV and TV IV-A, may be deemed to have sole power to vote these shares, and Black and Callaghan, the managing members of TVP IV, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,024,786 shares, of which 2,659,857 are directly owned by TV IV and 364,929 are directly owned by TV IV-A. TVP IV, the general partner of TV IV and TV IV-A, may be deemed to have sole power to dispose of these shares, and Black and Callaghan, the managing members of TVP IV, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,024,786
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	3.0%
12	TYPE OF REPORTING PERSON	OO

CUSIP #98985X100	Page 5 of 27

1	NAME OF REPORTING PERSONS True Ventures Select I, L.P. (“TVS I”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
930,790 shares, except that True Venture Partners Select I, L.L.C. (“TVPS I”), the general partner of TVS I, may be deemed to have sole power to vote these shares, and Black and Callaghan, the managing members of TVPS I, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
930,790 shares, except that TVPS I, the general partner of TVS I, may be deemed to have sole power to dispose of these shares, and Black and Callaghan, the managing members of TVPS I, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	930,790
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.9%
12	TYPE OF REPORTING PERSON	PN

CUSIP #98985X100	Page 6 of 27

1	NAME OF REPORTING PERSONS True Venture Partners Select I, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
930,790 shares, of which 930,790 are directly owned by TVS I. TVPS I, the general partner of TVS I, may be deemed to have sole power to vote these shares, and Black and Callaghan, the managing members of TVPS I, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER

930,790 shares, of which 930,790 are directly owned by TVS I. TVPS I, the general partner of TVS I, may be deemed to have sole power to dispose of these shares, and Black and Callaghan, the managing members of TVPS I, may be deemed to have shared power to dispose of these shares.

8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	930,790
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.9%
12	TYPE OF REPORTING PERSON	OO

CUSIP #98985X100	Page 7 of 27

1	NAME OF REPORTING PERSONS True Ventures Select II, L.P. (“TVS II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
706,563 shares, except that True Venture Partners Select II, L.L.C. (“TVPS II”), the general partner of TVS II, may be deemed to have sole power to vote these shares, and Black and Callaghan, the managing members of TVPS II, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
706,563 shares, except that TVPS II, the general partner of TVS II, may be deemed to have sole power to dispose of these shares, and Black and Callaghan, the managing members of TVPS II, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	706,563
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.7%
12	TYPE OF REPORTING PERSON	PN

CUSIP #98985X100	Page 8 of 27

1	NAME OF REPORTING PERSONS True Venture Partners Select II, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

706,563 shares, of which 706,563 are directly owned by TVS II. TVPS II, the general partner of TVS II, may be deemed to have sole power to vote these shares, and Black and Callaghan, the managing members of TVPS II, may be deemed to have shared power to vote these shares.

6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER

706,563 shares, of which 706,563 are directly owned by TVS II. TVPS II, the general partner of TVS II, may be deemed to have sole power to dispose of these shares, and Black and Callaghan, the managing members of TVPS II, may be deemed to have shared power to dispose of these shares.

8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	706,563
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.7%
12	TYPE OF REPORTING PERSON	OO

CUSIP #98985X100	Page 9 of 27

1	NAME OF REPORTING PERSONS True Ventures Select III, L.P. (“TVS III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,463,333 shares, except that True Venture Partners Select III, L.L.C. (“TVPS III”), the general partner of TVS III, may be deemed to have sole power to vote these shares, and Black and Callaghan, the managing members of TVPS III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
1,463,333 shares, except that TVPS III, the general partner of TVS III, may be deemed to have sole power to dispose of these shares, and Black and Callaghan, the managing members of TVPS III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,463,333
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.4%
12	TYPE OF REPORTING PERSON	PN

CUSIP #98985X100	Page 10 of 27

1	NAME OF REPORTING PERSONS True Venture Partners Select III, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,463,333 shares, of which 1,463,333 are directly owned by TVS III. TVPS III, the general partner of TVS III, may be deemed to have sole power to vote these shares, and Black and Callaghan, the managing members of TVPS III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
1,463,333 shares, of which 1,463,333 are directly owned by TVS III. TVPS III, the general partner of TVS III, may be deemed to have sole power to dispose of these shares, and Black and Callaghan, the managing members of TVPS III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,463,333
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.4%
12	TYPE OF REPORTING PERSON	OO

CUSIP #98985X100	Page 11 of 27

1	NAME OF REPORTING PERSONS True Ventures Select IV, L.P. (“TVS IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,152,734 shares, except that True Venture Partners Select IV, L.L.C. (“TVPS IV”), the general partner of TVS IV, may be deemed to have sole power to vote these shares, and Black and Callaghan, the managing members of TVPS IV, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
1,152,734 shares, except that TVPS IV, the general partner of TVS IV, may be deemed to have sole power to dispose of these shares, and Black and Callaghan, the managing members of TVPS IV, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,152,734
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.1%
12	TYPE OF REPORTING PERSON	PN

CUSIP #98985X100	Page 12 of 27

1	NAME OF REPORTING PERSONS True Venture Partners Select IV, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

1,152,734 shares, of which 1,152,734 are directly owned by TVS IV. TVPS IV, the general partner of TVS IV, may be deemed to have sole power to vote these shares, and Black and Callaghan, the managing members of TVPS IV, may be deemed to have shared power to vote these shares.

6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER

1,152,734 shares, of which 1,152,734 are directly owned by TVS IV. TVPS IV, the general partner of TVS IV, may be deemed to have sole power to dispose of these shares, and Black and Callaghan, the managing members of TVPS IV, may be deemed to have shared power to dispose of these shares.

8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,152,734
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.1%
12	TYPE OF REPORTING PERSON	OO

CUSIP #98985X100	Page 13 of 27

1	NAME OF REPORTING PERSONS Philip D. Black
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
6	SHARED VOTING POWER

7,278,206 shares, of which 2,659,857 are directly owned by TV IV, 364,929 are directly owned by TV IV-A, 930,790 are directly owned by TVS I, 706,563 are directly owned by TVS II, 1,463,333 are directly owned by TVS III and 1,152,734 are directly owned by TVS IV. TVP IV is the general partner of TV IV and TV IV-A, TVPS I is the general partner of TVS I, TVPS II is the general partner of TVS II, TVPS III is the general partner of TVS III, TVPS IV is the general partner of TVS IV, and Black, a managing member of TVP IV, TVPS I, TVPS II, TVPS III and TVPS IV may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER - 0 -
8	SHARED DISPOSITIVE POWER
		7,278,206 shares, of which 2,659,857 are directly owned by TV IV, 364,929 are directly owned by TV IV-A, 930,790 are directly owned by TVS I, 706,563 are directly owned by TVS II, 1,463,333 are directly owned by TVS III and 1,152,734 are directly owned by TVS IV. TVP IV is the general partner of TV IV and TV IV-A, TVPS I is the general partner of TVS I, TVPS II is the general partner of TVS II, TVPS III is the general partner of TVS III, TVPS IV is the general partner of TVS IV, and Black, a managing member of TVP IV, TVPS I, TVPS II, TVPS III and TVPS IV may be deemed to have shared power to dispose of these shares.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	7,278,206
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	7.1%
12	TYPE OF REPORTING PERSON	IN

CUSIP #98985X100	Page 14 of 27

1	NAME OF REPORTING PERSONS Jon Callaghan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
6	SHARED VOTING POWER

7,278,206 shares, of which 2,659,857 are directly owned by TV IV, 364,929 are directly owned by TV IV-A, 930,790 are directly owned by TVS I, 706,563 are directly owned by TVS II, 1,463,333 are directly owned by TVS III and 1,152,734 are directly owned by TVS IV. TVP IV is the general partner of TV IV and TV IV-A, TVPS I is the general partner of TVS I, TVPS II is the general partner of TVS II, TVPS III is the general partner of TVS III, TVPS IV is the general partner of TVS IV, and Callaghan, a managing member of TVP IV, TVPS I, TVPS II, TVPS III and TVPS IV may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER - 0 -
8	SHARED DISPOSITIVE POWER
		7,278,206 shares, of which 2,659,857 are directly owned by TV IV, 364,929 are directly owned by TV IV-A, 930,790 are directly owned by TVS I, 706,563 are directly owned by TVS II, 1,463,333 are directly owned by TVS III and 1,152,734 are directly owned by TVS IV. TVP IV is the general partner of TV IV and TV IV-A, TVPS I is the general partner of TVS I, TVPS II is the general partner of TVS II, TVPS III is the general partner of TVS III, TVPS IV is the general partner of TVS IV, and Callaghan, a managing member of TVP IV, TVPS I, TVPS II, TVPS III and TVPS IV may be deemed to have shared power to dispose of these shares.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	7,278,206
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	7.1%
12	TYPE OF REPORTING PERSON	IN

CUSIP #98985X100	Page 15 of 27

ITEM 1(A).	NAME OF ISSUER

Zymergen Inc. (the “Issuer”)

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

5980 Horton Street, Suite 105
Emeryville, California 94608

ITEM 2(A).

NAME OF PERSONS FILING

This Schedule is filed by True Ventures IV, L.P., a Delaware limited partnership (“TV IV”), True Ventures IV-A, L.P., a Delaware limited partnership (“TV IV-A”), True Venture Partners IV, L.L.C., a Delaware limited liability company (“TVP IV”), True Ventures Select I, L.P., a Delaware limited partnership (“TVS I”), True Venture Partners Select I, L.L.C., a Delaware limited liability company (“TVPS I”), True Ventures Select II, L.P., a Delaware limited partnership (“TVS II”), True Venture Partners Select II, L.L.C., a Delaware limited liability company (“TVPS II”), True Ventures Select III, L.P., a Delaware limited partnership (“TVS III”), True Venture Partners Select III, L.L.C., a Delaware limited liability company (“TVPS III”), True Ventures Select IV, L.P., a Delaware limited partnership (“TVS IV”), True Venture Partners Select IV, L.L.C., a Delaware limited liability company (“TVPS IV”), Philip D. Black (“Black”) and Jon Callaghan (“Callaghan”). The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

TVP IV, the general partner of TV IV and TV IV-A, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by TV IV and TV IV-A. TVPS I, the general partner of TVS I, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by TVS I. TVPS II, the general partner of TVS II, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by TVS II. TVPS III, the general partner of TVS III, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by TVS III. TVPS IV, the general partner of TVS IV, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by TVS IV. Black and Callaghan are the managing members of TVP IV, TVPS I, TVPS II, TVPS III and TVPS IV and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by TV IV, TV IV-A, TVS I, TVS II, TVS III and TVS IV.

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE

The address for each of the Reporting Persons is:

c/o True Ventures
575 High Street, Suite 400
Palo Alto, CA 94301

ITEM 2(C).	CITIZENSHIP

See Row 4 of cover page for each Reporting Person.

ITEM 2(D).	TITLE OF CLASS OF SECURITIES

All shares held by the Reporting Persons are Common Stock. The Common Stock is $0.001 par value per share.

ITEM 2(E).	CUSIP NUMBER

98985X100

ITEM 3.	Not applicable.

ITEM 4.	OWNERSHIP The following information with respect to the ownership of the ordinary shares of the Issuer by the persons filing this Statement is provided as of December 31, 2021:

CUSIP #98985X100	Page 16 of 27

(a)	Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the limited partnership agreements of TV IV, TV IV-A, TVS I, TVS II, TVS III and TVS IV, and the limited liability company agreements of TVP IV, TVPS I, TVPS II, TVPS III and TVPS IV, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as the case may be.

CUSIP #98985X100	Page 17 of 27

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.	CERTIFICATION.

Not applicable.

CUSIP #98985X100	Page 18 of 27

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2022

TRUE VENTURES IV, L.P., a Delaware limited partnership

By:	True Venture Partners IV, L.L.C.,
a Delaware limited liability company,
its general partner

By:	/s/ James G. Stewart
James G. Stewart
Attorney-In-Fact

TRUE VENTURES IV-A, L.P., a Delaware limited partnership

By:	True Venture Partners IV, L.L.C.,
a Delaware limited liability company,
its general partner

By:	/s/ James G. Stewart
James G. Stewart
Attorney-In-Fact

TRUE VENTURE PARTNERS IV, L.L.C., a Delaware limited liability company

By:	/s/ James G. Stewart
James G. Stewart
Attorney-In-Fact

TRUE VENTURES SELECT I, L.P., a Delaware limited partnership

By:	True Venture Partners Select I, L.L.C.,
a Delaware limited liability company,
its general partner

By:	/s/ James G. Stewart
James G. Stewart
Attorney-In-Fact

CUSIP #98985X100	Page 19 of 27

TRUE VENTURE PARTNERS SELECT I, L.L.C., a Delaware limited liability company

By:	/s/ James G. Stewart
James G. Stewart
Attorney-In-Fact

TRUE VENTURES SELECT II, L.P., a Delaware limited partnership

By:	True Venture Partners Select II, L.L.C.,
a Delaware limited liability company,
its general partner

By:	/s/ James G. Stewart
James G. Stewart
Attorney-In-Fact

TRUE VENTURE PARTNERS SELECT II, L.L.C., a Delaware limited liability company

By:	/s/ James G. Stewart
James G. Stewart
Attorney-In-Fact

TRUE VENTURES SELECT III, L.P., a Delaware limited partnership

By:	True Venture Partners Select III, L.L.C.,
a Delaware limited liability company,
its general partner

By:	/s/ James G. Stewart
James G. Stewart
Attorney-In-Fact

TRUE VENTURE PARTNERS SELECT III, L.L.C., a Delaware limited liability company

By:	/s/ James G. Stewart
James G. Stewart
Attorney-In-Fact

CUSIP #98985X100	Page 20 of 27

TRUE VENTURES SELECT IV, L.P., a Delaware limited partnership

By:	True Venture Partners Select IV, L.L.C.,
a Delaware limited liability company,
its general partner

By:	/s/ James G. Stewart
James G. Stewart
Attorney-In-Fact

TRUE VENTURE PARTNERS SELECT IV, L.L.C., a Delaware limited liability company

By:	/s/ James G. Stewart
James G. Stewart
Attorney-In-Fact

PHILIP D. BLACK

/s/ James G. Stewart
James G. Stewart
Attorney-In-Fact

JON CALLAGHAN

/s/ James G. Stewart
James G. Stewart
Attorney-In-Fact

CUSIP #98985X100	Page 21 of 27

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	22

Exhibit B: Power of Attorney	25

CUSIP #98985X100	Page 22 of 27

exhibit A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the common stock of the Issuer shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 11, 2022

TRUE VENTURES IV, L.P., a Delaware limited partnership

By:	True Venture Partners IV, L.L.C.,
a Delaware limited liability company,
its general partner

By:	/s/ James G. Stewart
James G. Stewart
Attorney-In-Fact

TRUE VENTURES IV-A, L.P., a Delaware limited partnership

By:	True Venture Partners IV, L.L.C.,
a Delaware limited liability company,
its general partner

By:	/s/ James G. Stewart
James G. Stewart
Attorney-In-Fact

TRUE VENTURE PARTNERS IV, L.L.C., a Delaware limited liability company

By:	/s/ James G. Stewart
James G. Stewart
Attorney-In-Fact

TRUE VENTURES SELECT I, L.P., a Delaware limited partnership

By:	True Venture Partners Select I, L.L.C.,
a Delaware limited liability company,
its general partner

By:	/s/ James G. Stewart
James G. Stewart
Attorney-In-Fact

CUSIP #98985X100	Page 23 of 27

TRUE VENTURE PARTNERS SELECT I, L.L.C., a Delaware limited liability company

By:	/s/ James G. Stewart
James G. Stewart
Attorney-In-Fact

TRUE VENTURES SELECT II, L.P., a Delaware limited partnership

By:	True Venture Partners Select II, L.L.C.,
a Delaware limited liability company,
its general partner

By:	/s/ James G. Stewart
James G. Stewart
Attorney-In-Fact

TRUE VENTURE PARTNERS SELECT II, L.L.C., a Delaware limited liability company

By:	/s/ James G. Stewart
James G. Stewart
Attorney-In-Fact

TRUE VENTURES SELECT III, L.P., a Delaware limited partnership

By:	True Venture Partners Select III, L.L.C.,
a Delaware limited liability company,
its general partner

By:	/s/ James G. Stewart
James G. Stewart
Attorney-In-Fact

TRUE VENTURE PARTNERS SELECT III, L.L.C., a Delaware limited liability company

By:	/s/ James G. Stewart
James G. Stewart
Attorney-In-Fact

CUSIP #98985X100	Page 24 of 27

TRUE VENTURES SELECT IV, L.P., a Delaware limited partnership

By:	True Venture Partners Select IV, L.L.C.,
a Delaware limited liability company,
its general partner

By:	/s/ James G. Stewart
James G. Stewart
Attorney-In-Fact

TRUE VENTURE PARTNERS SELECT IV, L.L.C., a Delaware limited liability company

By:	/s/ James G. Stewart
James G. Stewart
Attorney-In-Fact

PHILIP D. BLACK

/s/ James G. Stewart
James G. Stewart
Attorney-In-Fact

JON CALLAGHAN

/s/ James G. Stewart
James G. Stewart
Attorney-In-Fact

CUSIP #98985X100	Page 25 of 27

exhibit b

Power of Attorney

Each of the undersigned entities and individuals (collectively, the “Reporting Persons”) hereby authorizes and designates True Venture Partners IV, L.L.C. or such other person or entity as is designated in writing by James G. Stewart (the “Designated Filer”) as the beneficial owner to prepare and file on behalf of such Reporting Person individually, or jointly together with the other Reporting Persons, any and all reports, notices, communications and other documents (including, but not limited to, reports on Form D, Form ADV, Schedule 13D, Form 13F, Schedule 13G, Form 13H, Form 3, Form 4 and Form 5) that such Reporting Person may be required to file with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (together with the implementing regulations thereto, the “Act”), the Securities Exchange Act of 1934, as amended (together with the implementing regulations thereto, the “Exchange Act”) or any other domestic or international state, federal or national agency (collectively, the “Reports”) with respect to the Reporting Person’s ownership of, or transactions in, securities of any entity whose securities are beneficially owned (directly or indirectly) by such Reporting Person (collectively, the “Companies”).

Each Reporting Person hereby further authorizes and designates James G. Stewart (the “Authorized Signatory”) to execute and file on behalf of such Reporting Person the Reports and to perform any and all other acts, which in the opinion of the Designated Filer or Authorized Signatory may be necessary or incidental to the performance of the foregoing powers herein granted.

The authority of the Designated Filer and the Authorized Signatory under this document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file any Reports with respect to the Reporting Person’s ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person’s responsibilities to comply with the Act or the Exchange Act.

February 11, 2022	True Venture Partners IV, L.L.C.,
a Delaware limited liability company

	By:	/s/ Philip D. Black
Philip D. Black, Managing Member

February 11, 2022	TRUE VENTURES IV, L.P.,
a Delaware limited partnership

	By:	True Venture Partners IV, L.L.C.,
a Delaware limited liability company,
its general partner

	By:	/s/ Philip D. Black
Philip D. Black, Managing Member

CUSIP #98985X100	Page 26 of 27

February 11, 2022	TRUE VENTURES IV-A, L.P.,
a Delaware limited partnership

	By:	True Venture Partners IV, L.L.C.,
a Delaware limited liability company,
its general partner

	By:	/s/ Philip D. Black
Philip D. Black, Managing Member

February 11, 2022	True Venture Partners SELECT I, L.L.C.,
a Delaware limited liability company

	By:	/s/ Philip D. Black
Philip D. Black, Managing Member

February 11, 2022	TRUE VENTURES SELECT I, L.P.,
a Delaware limited partnership

	By:	True Venture Partners Select I, L.L.C.,
a Delaware limited liability company,
its general partner

	By:	/s/ Philip D. Black
Philip D. Black, Managing Member

February 11, 2022	True Venture Partners SELECT II, L.L.C.,
a Delaware limited liability company

	By:	/s/ Philip D. Black
Philip D. Black, Managing Member

February 11, 2022	TRUE VENTURES SELECT II, L.P.,
a Delaware limited partnership

	By:	True Venture Partners Select II, L.L.C.,
a Delaware limited liability company,
its general partner

	By:	/s/ Philip D. Black
Philip D. Black, Managing Member

February 11, 2022	True Venture Partners SELECT III, L.L.C.,
a Delaware limited liability company

	By:	/s/ Philip D. Black
Philip D. Black, Managing Member

CUSIP #98985X100	Page 27 of 27

February 11, 2022	TRUE VENTURES SELECT III, L.P.,
a Delaware limited partnership

	By:	True Venture Partners Select III, L.L.C.,
a Delaware limited liability company,
its general partner

	By:	/s/ Philip D. Black
Philip D. Black, Managing Member

February 11, 2022	True Venture Partners SELECT IV, L.L.C.,
a Delaware limited liability company

	By:	/s/ Philip D. Black
Philip D. Black, Managing Member

February 11, 2022	TRUE VENTURES SELECT IV, L.P.,
a Delaware limited partnership

	By:	True Venture Partners Select IV, L.L.C.,
a Delaware limited liability company,
its general partner

	By:	/s/ Philip D. Black
Philip D. Black, Managing Member

February 11, 2022	By:	/s/ Philip D. Black
Philip D. Black

February 11, 2022	By:	/s/ Jon Callaghan
Jon Callaghan